EXHIBIT 5.0

(Letterhead of Igler & Dougherty, P.A.)

July 8, 2005

Federal Trust Corporation

312 W. First Street

Sanford, Florida 32771

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have represented Federal Trust Corporation (“Federal Trust”) in connection with the preparation of a Registration Statement on Form S-8 (“Registration Statement”) relating to the registration of up to 90,000 shares (“Shares”) of Federal Trust’s common stock, $0.01 par value. The Shares are being registered to facilitate the issuance of the Shares as provided in the Federal Trust Corporation 2005 Director Stock Plan (“Plan”). Federal Trust is registering the Shares to enable it to issue Shares in accordance with the Plan and allow the recipients of such Shares to resell the Shares in the public market from time to time or on a delayed basis.

In connection with this opinion, we have reviewed: (a) the Registration Statement: (b) Federal Trust’s Articles of Incorporation, as amended: (c) Federal Trust’s Bylaws, as amended; (d) the Resolutions adopted by Federal Trust’s Board; and (e) such other certificates and instruments, and have made such investigation of law as we have deemed appropriate for purposes of giving the opinion expressed.

Based upon the foregoing, we are of the opinion that the Shares have been legally issued and are fully paid and non-assessable shares.

Sincerely,

IGLER & DOUGHERTY, P.A.